Exhibit 99.1

                                  Press Release

Natural Health Trends Corp. Hires Richard S. Johnson to Manage Its Entry into Japan

DALLAS--(BUSINESS WIRE)--Nov. 23, 2004--Natural Health Trends Corp. (OTC BB:
NHLC - News), an international direct-selling company, today announced it has hired Richard S. Johnson to be the Representative Director and President of its operations in Japan, scheduled to open mid-2005.

Johnson, age 62, brings with him almost 40 years of experience in consumer-driven companies including 30 years of experience in Asia. He spent almost 10 years with Amway as Senior Vice President of Amway Corporation with responsibility for the company's businesses in Japan and Korea. In Japan, Johnson was Representative Director and President of Amway Japan Limited. Before that, he spent six years as President of Tupperware Pacific. Prior to Tupperware, he spent several years in various management positions with R.J. Reynolds and PepsiCo in Asia. An Ivy Leaguer, Johnson holds an MBA from Harvard and a BS Ec. from the University of Pennsylvania.

Mark Woodburn, President of Natural Health Trends Corp., said, "There is no better qualified individual than Richard for the job of opening the Japanese market for Natural Health Trends Corp.. He knows Asia in general, and Japan in particular, about as well as anyone can. With Richard's experience in Japan, managing the $1.5 billion plus Amway Japan business, overseeing its listing on the New York Stock Exchange, being a member of the Japan Direct Selling Board of Directors and a member of the Board of Governors of the American Chamber of Commerce in Japan, he understands the cultural challenges and opportunities that direct-selling faces in Japan. His experience with Amway and Tupperware in Japan and Asia are a perfect match for our business model. We are very pleased that Richard will be taking on this position, and we expect great things in the years ahead."

Johnson commented, "The Japanese consumer market, and the direct selling industry in particular, requires knowledge of the customs and tastes of the Japanese people as well as understanding the regulatory environment for consumer products. As Japan's economy continues to change people's view of their opportunities and expectations for the future, I am very optimistic about the continued opportunity direct selling offers. While creating a new direct selling business in Japan is quite challenging, I am convinced that Natural Health Trends Corp. through its Lexxus International subsidiary provides both products and entrepreneurial opportunities to meet the expectations of 21st century Japan."

Woodburn concluded, "We are represented in only 3 of the 10 top countries for direct selling. Japan is the second largest direct selling market in the world and our business model is not complete without a Japanese presence. Richard Johnson is the ideal man to establish and grow that presence."

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

Natural Health Trends Corp. is an international direct-selling company operating in more than 30 markets throughout Asia, North America, Eastern Europe and Latin America. The Company markets premium quality personal care products under the Lexxus brand and markets its nutritional supplement products under the Kaire brand. Additional information can be found on the Company's website, and management encourages interested parties to register for updated corporate information via e-mail on the Company's homepage, www.naturalhealthtrendscorp.com.
-------------------------------
This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The company's actual results could differ materially from such forward-looking statements.

Contact:
     Porter, LeVay & Rose, Inc.
     Investor Relations
     Linda Decker, 212-564-4700
     or
     Editorial
     Jeff Myhre, 212-564-4700
     Fax, 212-244-3075
     www.plrinvest.com
     -----------------
     or
     Natural Health Trends Corp.
     Mark Woodburn, 972-241-4080

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